As filed with the Securities and Exchange Commission on May 9, 2001
                           Registration No. 333-37046
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                                 Amendment No. 8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                             AVIC TECHNOLOGIES LTD.
                         (Name of issuer in its charter)


Delaware                                          ???                                98-0212726
(State or other jurisdiction                  (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)             Classification Code)                   Identification Number)

445 St-Francis Xavier St.                                                            Irving Rothstein, Esq.
Montreal, Quebec H2Y 2T1                                                             Heller, Horowitz & Feit, P.C.
Canada                                                                               292 Madison Avenue
(514) 844-3510                                                                       New York, New York 10017
(Address and telephone number                                                        (212) 685-7600
of registrant's principal executive                                                  (Name, address and telephone
offices and principal place of business)                                             number of agent for service)

                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public:
At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
----------------------------------- ------------------ ------------------------ -------------------------- -------------------


Title of Each Class of Securities   Amount To Be       Proposed Maximum         Proposed Maximum               Amount of
to be Registered                    Registered         Offering Price Per       Aggregate Offering          Registration Fee
                                                       Security(1)              Price(1)
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Common Stock, par value $0.0001          6,565,000            $0.10(2)                  $656,500                $164.13
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Total                                   6,565,000                                       $656,500                $164.13
----------------------------------- ------------------ ------------------------ -------------------------- -------------------


(1)      Estimated solely for the purpose of calculating the registration fee.

(2)      Based upon the price of the most recent private offering.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED, MAY 9, 2001
                                -----------------
                             AVIC TECHNOLOGIES LTD.
                             ----------------------

                        6,565,000 Shares of Common Stock

         This Prospectus covers 6,565,000 shares of the common stock, par value $.0001 per share, of Avic Technologies Ltd. The common stock will be sold solely by the selling stockholders.

         The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 3.

             There is presently no public market for our securities.
                        --------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of the Prospectus is ________, 2001.

                                     Summary

         Avic is a Delaware corporation established in March 1999 to capitalize on the rapidly growing building industry in China and other parts of Asia. We intend to profit from this growth by offering our technical expertise in this industry as consultants to small and medium building contractors, and by establishing joint ventures in the production and marketing of fiberglass window frames. Our principal executive offices are located at 445 St-Francis Xavier St., Montreal, Quebec H4X 2C9. Our telephone number is (514) 844-3510.

Common stock offered for sale        Up to 6,565,000 shares
solely by selling stockholders

Price                                At the market

Number of shares outstanding         12,221,000 shares

Use of proceeds                      Avic will not receive any proceeds from the
                                     sale of the shares of common stock by the selling stockholders.

Plan of distribution                 The sale of the shares of common stock by
                                     the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation.

                                  Risk factors

We have been recently organized, have had losses since inception and expect to have losses for the foreseeable future

         From our inception in March 1999 through December 31, 2000, we incurred a net loss of $353,442. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

         In their report on our audited financial statements, our auditors have stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. Their concerns are based upon our losses and that we have no specific plan to have the funds necessary to implement our business plan. If their concerns are proven accurate, any investment in our securities will likely be lost.

We do not have any products currently for sale nor any contracts with customers and there can be no assurance that we ever will

         We have not entered into any agreements to sell our products to any customers, as yet. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of building contractors or building components suppliers. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

         We have only limited experience in developing and commercializing new products based on innovative technologies, and there is limited information available concerning the potential performance or market acceptance of our proposed products. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in commercialization of our products or that our efforts will result in successful commercialization.

We anticipate needing additional financing in the amount of $1,000,000 during the next 12 months to implement our business plan and such financing may be unavailable or too costly

         Our capital requirements relating to the marketing of our product have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $1,000,000.00 in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

Our business plan is to sell our products in China and there are unique financial and political risks with doing business in China

         We intend to conduct operations in China. China does not currently have a democratic, western style, free market economy. While China has taken steps to turn parts of its economy on more capitalistic basis to attract business and investment, the development of political and economic systems are relatively new and not necessarily stable. In addition, the lack of convertible currency substantially increases the risk to the investor. Further, China does not have a comprehensive legal system and the interpretation and enforcement of a commercial agreement may be problematic.

Our business plan involves a new concept for China and it is uncertain if the market will embrace our services

         Our business plan introduces a novel concept to the Chinese marketplace in that we will not only offer products for sale, but also supply design consulting services to the construction companies or contractors. This approach is, to the best of our knowledge, not yet available to the construction industry in China. If we are able, as well, to enter into satisfactory marketing and distribution arrangements in the future, our success will be largely dependent on the successful acceptance of this multi-service approach. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed services.

         In addition, our products were developed outside of China, and may have to be modified to adapt to the Chinese construction industry. This may require us to commit considerable time, effort and resources to finalize such development and adapt our products to satisfy the local codes and standards of the Chinese regulatory authorities. No assurance can be given that we will be able to successfully modify our products and in the event we cannot, our business will be adversely effected.

                Special note regarding forward-looking statements

         Some of the statements under "Risk factors," Plan of operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary historical financial information

         The following selected financial data as of and for the periods ended December 31, 2000 and 1999 is derived from our December 31, 2000 and 1999 audited financial statements included in this Prospectus.

         The following data should be read in conjunction with our financial statements.


Statement of operations data

------------------------------------ --------------------------------------- -----------------------------------------

                                     From 3/4/99                             For the year
                                     (inception) to 12/31/99                 Ended 12/31/00
------------------------------------ --------------------------------------- -----------------------------------------
------------------------------------ --------------------------------------- -----------------------------------------
Net Revenues                         $ -0-                                   $   50,563
------------------------------------ --------------------------------------- -----------------------------------------
------------------------------------ --------------------------------------- -----------------------------------------
Operating Loss                       $ (192,331)                             $ (161,111)
------------------------------------ --------------------------------------- -----------------------------------------
------------------------------------ --------------------------------------- -----------------------------------------
Income Taxes                         $ -0-                                   $  -0-
------------------------------------ --------------------------------------- -----------------------------------------
------------------------------------ --------------------------------------- -----------------------------------------
Net Loss                             $ (192,331)                             $ (161,111)
------------------------------------ --------------------------------------- -----------------------------------------
------------------------------------ --------------------------------------- -----------------------------------------
Loss Per Share                       $     (.02)                             $     (.01)
(Basic and Diluted)
------------------------------------ --------------------------------------- -----------------------------------------

Balance sheet data


                                    December 31, 1999                  December 31, 2000
                                    -----------------                  ------------------

Working Capital                     $    122,400                           $   24,269
Total Assets                        $    124,900                           $   85,349
Total Liabilities                   $      2,500                           $   61,080
Stockholders' Equity                $    122,400                           $   24,269


                               Plan of operations

         The following discussion should be read in conjunction with the financial statements and related notes that are included elsewhere in this prospectus.

Overview

         We plan to derive revenues from two principal sources:

         o Mostly from window frame manufacturing, sales, and distribution, and
         o Technical services, offering small and medium sized contractors access to our expertise.

         Technical services will usually include an initial one-time setup fee and a consulting fee based on hourly or other time related billings. Technical consulting services include product design and integration solutions and related services provided by us. As described in greater detail below, we have been hired by a Chinese government agency to provide specific consulting services.

         In the case of manufacturing and sales of fiberglass window frame products, revenues from sales will be accrued upon delivery of goods. We do not anticipate delivery of any manufactured products prior to the second quarter 2001.

         Our business plan is to develop our business in China in two stages, both from a financial and operational viewpoint. Upon obtaining requisite seed capital, the first stage in our plan is to set-up our operations in China and Canada. This includes concluding agreements with manufacturing and distribution networks in China; delivering consulting services to establish our reputation for expertise in this area and provide some positive cash flow; and the establishment of additional funding sources. The second stage, which is the primary focus of our business, will be the actual selling and manufacturing of fiberglass window frames in China.

         During the first stage we are looking to solidify relationships with potential joint venture partners that are required to carry out our primary business. We are searching for partners having one or more of the following capabilities; supplying capital, either directly to a joint venture or to the parent company; having existing production facilities; having a well-developed marketing and/or distribution organization in place; having expertise or contacts in the construction or housing products industries and/or having achieved important recognition in the business communities within their respective Chinese territories.

         To accomplish this, we are relying heavily on the personal contacts in China that our co-founders have developed through their various prior business ventures in China. Additionally, the ability to attract partners or customers is dependent on our co-founders knowledge of the building industry, in general, and the fiberglass window industry, in particular. To further assist us, we have engaged Mr. Alan Chan, as consultant to the Company, who has special expertise in the evaluation and selection of equipment for this industry.

         To make us more attractive to potential Chinese partners we are attempting to differentiate ourselves from our competitors along the following lines. By investing in researching and evaluating the current status of the window frame market in China and becoming fully cognizant of the various suppliers of manufacturing equipment, we have developed the capability to be a sole source for the integration of most of the fiberglass window frame equipment. By sole source, we mean to say that we can integrate a production line with various sources of equipment and set this up to be one unified functional production line. We believe that this approach will differentiate us from the competition. To our knowledge, no manufacturer currently offers a complete production line at a reasonable price.

         Additionally, we will be promoting our high level of technical expertise and marketing our capabilities to be a sole source supplier of fiberglass window frame products and related services to small and medium construction and design institutes, particularly those with limited technical resources. We intend to make full to use of our local Chinese joint venture partner's marketing and distribution channel to market our products. Also, since we anticipate that our partner will be established in the construction or housing products industries and will have achieved important recognition in the business communities within their respective Chinese territories business, we expect to take advantage of their local market business contacts and further utilize any idle capacity within their existing production facilities.

         From the commencement of our company in March 1999 until now, we first concentrated on obtaining funding for the first phase of operations, which we estimate will ultimately require approximately $400,000 to implement, including funds spent to date. In a private placement during the second half of 1999, we successfully sold 2,778,000 common shares, realizing $277,800. We expect to be able to raise the difference in funds required through borrowing such as a line of credit or other short term borrowings or by reducing overhead. We have established a presence in Montreal, Quebec, Canada, by renting office space. We have also begun to establish our presence in Beijing, China. This will allow us to further the implementation of the main objective of stage one, which is, to find, negotiate and conclude agreements with desirable joint venture partners.

         During the past twelve months, we have succeeded in identifying and contacting many viable candidates and have received positive interest from five companies expressing their desire to participate with us to varying degrees of involvement.

         The estimated cost of one plant to sell and manufacture our product, including plant, equipment and working capital is approximately $800,000. We anticipate funding from the following sources, based upon the existence of non-binding letters of intent and/or other informal discussions, although as described in greater detail below, no assurances can be given that we will be at all successful in obtaining any of these funds and if we are unsuccessful, we may have to terminate operations:

         o Equity investment funder (investment partner) $290,000
         o Chinese joint venture partner                 $190,000
         o Business loan from a Chinese bank             $360,000

         Potential investment partners are listed below along with other information regarding our relationship:

         o On July 29, 2000, we entered into a non-binding letter of intent with ABB China Ltd., the Chinese subsidiary of an international conglomerate that is a global supplier of equipment. The letter of intent indicates that they may be interested in participating with us by giving us use of some of their industrial automation equipment in our project and an as yet to be negotiated equity investment. The letter of intent is not a legal obligation and may not result in any investment or other agreement. If this arrangement will develop into an actual transaction, we do not expect it to occur prior to mid 2001.

o On January 18, 2000, we entered into a non-binding letter of intent with Huacheng Navcom Corp. of Beijing, China, a multi-million dollar company with numerous investments, including basic materials, media, high tech and import/export trading. The letter of intent states their willingness to consider an equity investment, provide local public relations and licensing services and/or local manpower training and development. The letter of intent is not a legal obligation and may not result in any investment or other agreement. If this arrangement will develop into an actual transaction, we do not expect it to occur prior to mid 2001.

o On January 23, 2001, we entered into a non-binding letter of intent with Topmost Universal Corp. of Hong Kong, a company having many investments in the building materials business in China. The letter of intent discusses their potential interest in making an equity investment in us, supplying us with raw materials and/or marketing our products. The letter of intent is not a legal obligation and may not result in any investment or other agreement. If this arrangement will develop into an actual transaction, we do not expect it to occur prior to mid 2001

o On January 11, 2000, we entered into a non-binding letter of intent with S&C Proneq Inc. of Delson, Quebec, Canada, a factory automation manufacturing company, which has some investments in South America. The letter of intent states that they may be interested in making an equity investment in us once we complete our joint venture for the Shenzhen project and other basic due diligence is completed. The letter of intent is not a legal obligation and may not result in any investment or other agreement. If this arrangement will develop into an actual transaction, we do not expect it to occur prior to mid 2001

o On June 19, 2000, we entered into a non-binding letter of intent with Pronitec Investment Inc. of Brossard, Quebec, Canada, a private investment company, strong in energy and infrastructure projects. The letter of intent states that they may be interested in making an equity investment in us once we complete our joint venture for the Shenzhen project and other basic due diligence is completed. The letter of intent is not a legal obligation and may not result in any investment or other agreement. If this arrangement will develop into an actual transaction, we do not expect it to occur prior to mid 2001.

o On February 20, 2001, we received an offer from AlphaGen Financial Group of Montreal, Quebec, Canada, indicating their commitment to invest $200,000 in equity financing at a 20% discount to market 30 days after trading of our common stock commences on the NASD Bulletin Board, provided trading volume per month equals at least 2% of our outstanding stock and does not exhibit volatility exceeding 25% during any month. The letter of intent is not a legal obligation and may not result in any investment or other agreement. While we intend to apply to have our common stock quoted on the Bulletin Board no assurance can be given that we will be accepted or that we will meet the other conditions.

         On February 28, 2000, we received a commitment from Wise Creation Technology Limited to invest $240,000 - $360,000 in us at a price of $.12 per share, provided we sign a definitive agreement with Shenzhen and our common stock is publicly traded through NASDAQ. No assurance can be given that we will satisfy these conditions and obtain the funds.

         No assurances can be given that discussions or negotiations with any of the above will result in final agreements.

         Most importantly, on the manufacturing side, on October 28, 1999, we entered into our first Letter of Intent to undertake a Joint Venture. Our intended joint venture partner is ShenZhen Li Zheng Industrial Co., Ltd., of Shen Zhen, Guangdong, a medium size basic material manufacturing company with annual revenue of about 180 million "Renminbi" the lawful currency of the People Republic of China, or approximately US$22,000,000. Their main products include cement, white cement, concrete products, ceramic, aluminum window and other decorative materials. They are among the biggest construction material suppliers in the local Shenzhen market. We have been advised by the management of ShenZhen that the Chinese government does not have any direct or indirect interest in it.

         The Letter of Intent contemplates a total investment of $840,000 of which $361,000 will be in the form of a loan from a Chinese bank, $289,000 by us and $190,000 from ShenZhen. It is anticipated that we will have 60/40 control over the joint venture entity. We expect to close the joint venture agreement toward the end of the 2nd quarter of 2001. However, unless some of the funding sources described above are realized, we will be unable to meet our financial obligation to the joint venture and it will therefore likely collapse. Similarly, no commitment has yet been obtained from any Chinese bank, the lack of which may also cause the joint venture to collapse.

         This joint venture is intended to establish, in partnership, a manufacturing plant with two production lines to produce fiberglass windows and doors. The products initially will be sold to the southern part of China and later to overseas clients.

         We commenced our first consulting project in May 2000 for the China Planning Institute for Building Materials Industry of Beijing. We were requested to provide our expertise and recommendations on local housing integration problems, specifically with regard to fiberglass window frames as building materials and housing components.

         In July, 2000 we received a one-time fee of $12,750. We are continuing to bill them for our services at an hourly charge of $42 per hour. Over the balance of 2000, we billed a total of 832 hours and received $34,944 in fees. In addition, we have several on going discussions with other design institutes and construction firms to provide this type of consulting services.

         We believe that this part of our business will begin to grow at a faster rate once we have the joint venture plant product to show contractors.

Milestones

         Following is the expected time line for implementation of our business plan:

         o Finalize joint venture contract negotiations; obtain approvals and funding and complete engineering design: up to12 weeks

               The final details of the joint venture are currently being negotiated and the signing of a contract is expected to be completed by year end. The funding to complete this task will come from the company's capital on hand, and we estimate that it will cost an additional $12,000.

               Upon the signing of joint venture agreement, the new entity will submit the contract document to the relevant provincial foreign economic and other government authorities for approvals. Discussions with all the potential and interested funding entities for the approximately $800,000 required will be finalized and commitment letters obtained. As disclosed above, these funds are not yet in place and no assurance can be given that they will be obtained. If the joint venture cannot be funded it will have a severe negative impact on our ability to pursue our business plan and may ultimately result in our failure. It is expected that this activity will require approximately 4 weeks, and we estimate that it will cost about $15,000. The funding for this activity will come from the company's existing capital.

               The engineering design will be initiated once the contract is signed. It is expected that this function will take about 6 weeks, and we estimate that it will cost approximately $25,000. The funding for this function will come from the company's existing capital.

         o     Procurement and site development: Weeks 10 to 22

               The procurement will be initiated once the equipment specifications are completed, sometime during the engineering design period. The procurement should take less than 12 weeks, especially if we decide to purchase the pultruding machine from a domestic supplier. All other equipment will also be purchased within this 12 week period. The equipment for two production lines plant is estimated to cost approximately $400,000. The funding for the procurement of equipment will come from the equity investment partners or capital financing company.

               The site development could be initiated by the 10th week, and it would take approximately 4 weeks to complete. We estimate that the site development will cost about $30,000. The funding for the site clean up and development will come from the equity investment partners or capital financing company.

               We will be unable to proceed with this phase of our business plan unless we receive the necessary funding. In such a case, we will try to expand our consulting business so we can eventually self-fund this phase. If we are ultimately unsuccessful in obtaining the necessary funds, we will have to abandon our plans which will likely result in our ceasing operations.

         o     Plant construction; renovation and installation: Weeks 23 to 46

               The construction of the plant will take about 12 weeks to complete. We estimate that the plant construction will cost approximately $110,000 and this funding will be from the equity investment partners or the capital financing company.

               The renovation of the existing facilities should begin by around week 26 and be completed during week 34. We estimate that this portion of the project will cost about $30,000. The funding for this task will be from the equity investment partners or the capital financing company.

               Once the plant construction is completed, the installation of equipment will begin. It is expected to take about 10 weeks to complete the equipment installation. We estimate that it will cost approximately $100,000. The funding for this task will be from the equity investment partners or the capital financing company.

               We plan to begin developing marketing strategies and initiate a marketing campaign once the plant construction is complete. We anticipate that revenues derived from the sale of our products manufactured in this plant shall come in about ten weeks later.

               We will be unable to proceed with this phase of our business plan unless we receive the necessary funding. In such a case, we will try to expand our consulting business so we can eventually self-fund this phase. If we are ultimately unsuccessful in obtaining the necessary funds, we will have to abandon our plans which will likely result in our ceasing operations.

         o     Testing and commissioning; start-up and marketing: Weeks 47 to 54

               The testing and commissioning of equipment will begin after the completion of equipment installation. This task will take about 4 weeks and cost about $30,000. The funding for this task will be from the equity investment partners or the capital financing company.

               The start-up of the plant will take about 4 weeks from weeks 51 to 54. It is estimated that the start-up will cost $40,000. The funding for this task will be from the equity investment partners or the capital financing company.

               We will be unable to proceed with this phase of our business plan unless we receive the necessary funding. In such a case, we will try to expand our consulting business so we can eventually self-fund this phase. If we are ultimately unsuccessful in obtaining the necessary funds, we will have to abandon our plans which will likely result in our ceasing operations.

               Regardless of our success in obtaining the necessary funding for our project, we will also try to develop and expand our consulting business. We believe that we will generate sufficient cash flow from our consulting business to self-fund the first phase of the project and to also keep us alive for at least 12 months giving us that time to locate the funding to proceed with the project. No assurance can be given that we will ever raise the necessary funds which might ultimately force us to cease operations.

Results of operations

For the period March 4, 1999 (inception) to December 31, 1999

         For the period March 4, 1999 to December 31, 1999, we did not generate any operating revenues and incurred a net loss of approximately $192,300. Our operating expenses consisted of organizational costs, consulting fees, professional fees, website design, office rental, accounting, incorporation and state fees as well as the purchase of office supplies and communications expenses. Substantially all of these expenses were with related entities and approximately $84,000 of these expenses were paid for through the issuance of shares of our stock, at a value of $0.10 per share.

For the Year Ended December 31, 2000

         For the twelve months ended December 31, 2000, we incurred a net loss of $161,111. During the twelve months ended December 31, 2000 we generated operating revenues of $47,694, the bulk of which related to consulting revenue generated from work performed on behalf of one company in China. Our operating expenses consisted of stock-based compensation in the amount of $60,000 paid to our president and one of our directors for services provided to us. The value of these shares was based on our recent offering, priced at $0.10 per share. We also accrued an additional $30,000 of compensation to these same individuals for services rendered for the last six months of the year.

         We also incurred consulting fees related to the consulting revenue generated during the same period and for services provided in connection with our filing. The remainder of the expenses relate to office rent and professional fees paid to our attorney and accountants for services provided in connection with our filing, and various insignificant expenses such as office supplies, bank fees and other miscellaneous expenses. Substantially all of these expenses were transacted with related parties.

         As of December 31, 2000, we had approximately $78,000 of cash, substantially all of which is maintained in a six-month certificate of deposit. We also have accounts receivable in the amount of $7,392, related to the consulting revenue generated during the year. We have accrued expenses in the amount of $58,580 that consists primarily of $30,000 of accrued compensation and $15,780 of accrued consulting fees related to the consulting revenue generated during the period.

         The results of operations for the twelve month period ended December 31, 2000 are not indicative of the results for any future interim period. We expect to expand our business and client base, which will require us to increase our sales and marketing and to hire additional employees, which will result in increasing expenses.

Liquidity

         All of our future revenues are expected to be derived from sales outside the United States and will be paid in foreign currencies, principally the Renminbi (China) and, to a lesser extent, in Canadian Dollars. For purposes of our statement of operations, items are converted into U.S. dollars at average currency exchange rates prevailing during the period. Assets and liabilities on our balance sheet are translated into U.S. dollars at currency exchange rates prevailing at the balance sheet dates. All dollar amounts stated in this prospectus are in U.S. dollars, unless otherwise explicitly stated. We have not engaged in hedging activities to reduce our currency exchange rate exposure.

         As to our operations to date, as our financial statements indicate, we incurred some costs in connection with the outside consultants for equipment evaluation, development of products and search for joint venture partners. These costs, including direct labor, overhead and third-party costs related to establishing our offices in Canada and China amounted to $90,800.

         Our monthly operating expenses (exclusive of compensation and professional fees), which arise substantially from rent, utilities, and payroll, are approximately $7,500. Additionally, we have budgeted $30,000 for three trips to China within the next six months. As at December 31, 2000, we had a balance in our bank account of approximately $77,957. We believe we have enough funds on hand to accomplish the remaining objectives of the first stage of our plan.

         We expect to continue incurring net losses for at least one year after the joint venture plant is in full operation, but we plan to continue to execute on those measures which are designed to ultimately produce profitable operations. However, we cannot give any assurances that we will achieve such objectives.

         In general, for the longer term, our business strategy depends in large part on our ability to establish joint ventures in China. Further expansion of our business over the long term will require substantial additional capital and will require additional outside financing. We are reviewing a number of options from among the following choices: an equity or debt financing, a partnership with one of the parties which has submitted a letter of intent, alternative financing similar to the AlphaGen transaction and/or a grant from the Canadian government. We currently have sufficient funds for the next twelve months and we will use this time to continue exploring these options, and any other reasonable proposals, over the next few months.

         In summary, while we currently have no customers for our principal products, we have successfully implemented two of the three parts of phase one of our business plan by raising sufficient capital to see us through to phase two and by performing profitable consulting services.

Capital Resources

         During the year ended December 31, 2000 operating activities provided approximately $47,694 of cash and used approximately $49,923 of cash. Also during the period, we were repaid $15,000 from an entity we had loaned funds to during the period ended March 4, 1999 (date of incorporation) to December 31, 1999. We also received $2,980 from the sale of securities.

         The net impact of the above operating, investing and financing activities was that cash and cash equivalents decreased by $31,943 during the year ended December 31, 2000.

New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair market values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. We do not presently enter into any transactions involving derivative financial instruments and, accordingly, do not anticipate the new standard will have any effect on our financial statements.

Year 2000 Disclosure

         We are Year 2000 compliant and we do not anticipate any internal problems. In the event any internal problems should arise, we have many expert computer technicians on our payroll and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the internet being maintained to derive income from the sale of advertising spots at remote locations via the internet and if the internet should fail or if our hosts or internet service providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.

                                 Use of Proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                                    Business

Description of business

         Avic Technologies is a Delaware corporation established in March 1999 to capitalize from opportunity available in the building industry in China and other parts of Asia. We have gathered a team of four experts and consulting engineers in the building industry, who in aggregate have decades of years of experience in their specialties. Our team of specialists consist of:

Mr. Alan Chan, a professional engineer with twenty-five years of experience as a Canadian consulting engineer with Lafarge Consultants Inc., Lavalin Inc., & Cole Sherman & Associate. He specializes in the fiberglass window frame design & pultruded window frame manufacturing equipment application. In addition, he had integrated many fiberglass production lines in North America.

Mr. Silvio Coletti, a Swiss graduate with a degree as a Mechanical Engineer has sixteen years of experience in the fiberglass material manufacturing business. He has been in the housing & recreation fiberglass business for the last ten years and is very knowledgeable in the fiberglass production.

Mr. Victor Sun, a Professional Engineer with over 28 years of engineering and management experience. Mr. Sun was with Lafarge Cement for 14 years, where he directed the design of control and automation systems for all new and rehabilitation projects in North America, South America & Europe. His experience in developing business with China's cement industry dates back 18 years while being employed by Lafarge.

Mr. Donald Gennis, a fiberglass application design specialist with fifteen years experience in fiberglass material design, general contracting & installation.

         A study undertaken by the China Building Material Industry, Planning and Research Institute indicates that the Chinese building industry is currently undergoing rapid growth. We intend to profit from this growth by offering our technical expertise in this industry as consultants to small and medium building contractors, and by establishing joint ventures in the production and marketing of fiberglass window frames.

         Fiberglass window frames are the newest window products for the building industry in China. Due to their superior quality and competitive price, and as well as regulations introduced by governments to promote their use, there exists a substantial growth potential for this product line. Our goal is to participate in China's rapid economic growth by establishing majority joint venture interest in selected companies in the fiberglass window industry. We will introduce these companies to the latest cost-effective technologies and management skills, adapted to local conditions, thereby improving their overall competitiveness and profitability.

         We plan to evolve business activities through joint ventures with established Chinese companies. We anticipate that the structure of these joint ventures will require us to provide management expertise and the use of advanced pultrusion process machinery and our Chinese partners to contribute land, production plants, low cost labor and distribution channels for the local fiberglass windows market.

Fiberglass window frames

         Fiberglass is not a new material, it has been in general use for over 40 years. Its properties are well known. In the case of China, however, the use of fiberglass for windows is fairly recent.

         Pultruded fiberglass has been in use for the window and door industry for the last 15 years. Fiberglass is a manmade material created by using glass in fibrous form. Pultrusion is a continuous pulling-type process used to stretch out and prepare glass fibres for fiberglass frames in specialized dies.

         The performance of fiberglass windows are covered by international standards that use a rating system to compare one product and/or material against others. Like wood (e.g. oak, pine, balsa, cedar), fiberglass' properties can vary, based on chemistry and glass content.

         Fiberglass, as a material used for the fabrication of windows currently meets the 101 Standard established by the American Architectural Manufacturers Association that defines the products performance under air leakage, water leakage, wind resistance (strength - blow-out and deflection) forced entry, and ease of operation. These test reports are readily available, with summaries given in all the standard literature.

         Thermal Performance is measured under the National Fenestration Rating Council, which defines a window "U" value, solar heat gain coefficient, and visible light transmission. The performance claims in those literatures are supported by independent test reports. The US Department of Energy and National Fenestration Rating Council have been quoted as saying that "Fiberglass windows are the most energy efficient windows."

         Fiberglass is an inert material, corrosive resistant to materials ranging from salt spray to toxic chemicals. Evidence of fiberglass' durability, longevity, and corrosion resistance, can be seen by the fact that in the United States all local gas stations were required to remove their old steel gas storage tanks and replace them with fiberglass tanks. Fiberglass is accepted as the material least likely to deteriorate, rot, corrode, etc. and leak the tanks' contents into the surrounding environment.

         The finishing of fiberglass has achieved relatively high acceptance standards as evidenced by the fact that many U.S. companies are prepared to warranty black painted windows for sale to hot climate countries as found in the Middle East. Many offer a full 20 year warranty under conditions of 120 degrees Fahrenheit in the day with extremely high UV and -20 degrees Fahrenheit at night. This is because fiberglass does not leak, does not retain heat and has low expansion/contraction co-efficient.

Comparisons with other materials

Some of the basic comparisons of the various materials currently in use for windows are given in the following table as published by the American Society for Testing and Materials:



                                           Unit         Fiberglass  Plastic      Wood  Aluminum       Steel

Longitudinal Tensile Strength              Kg/m2                4200      490        56       1400     2800

Transverse Tensile Strength                Kg/m2                 700      490        42       1400     2800

Longitudinal Compression Strength          Kg/m2              240000       35       105        700     2000

Thermal Coefficient                        W/m.F                   2      1.2         1        810      280

Linear Thermal Expansion Coefficient       Mm/mm                   7      623                  217      100

Corrosion Resistant                                             Good     Good      Good     Medium      Bad

Fire Retardancy                                                 Good     Bad       Bad      Good        Good

Durability                                                      Good     Bad       Medium   Good        Good


         An important analysis is the environmental comparison of the various window types. The table below summarizes how the three most common window frame materials compare in addressing eight major environmental issues.


              Materials   Resource    Mfg         Embodied          Energy Used    Ozone      Emission       Disposal
              Used        Depletion   Emissions   Energy            During Life    Depletion  During Life

Fiberglass    Glass fibre    Low      Low          Med              Low            Low        Med            Med
              and resin

Aluminum      Wood and       Med      Med          Med              Med            Low        Low            Med
Clad Wood     Aluminum

Vinyl         Polyvinyl      High     High         Med              Med            Low        Low            Med
              Chloride

         Energy use in window production is most likely the most important environmental factor and this analysis shows that fiberglass windows have the lowest overall environmental impact. The energy efficiency and long life of fiberglass windows, significantly reduces the need for purchased energy, which means that their impacts on resource depletion and embodied energy is also limited.

In the above tables, our supporting statements are from the following publications:

-    American Society for Testing and Materials
-    Engineering Materials Handbook (published by ASM International)
-    Independent Lab Reports   (published by Inline Fiberglass Inc.)
-    Site Conditions and Application (published by Inline Fiberglass Inc.)
-    Fiberglass Canada Inc. Product Guide
-    Fibergrate Inc. Fiberglass Products and Systems
-    Dow Chemical Company, Product Guide
-    Consumer's Guide, Natural Resources Canada & U.S. Department of Energy.

         The information provided on the characteristics and properties of fiberglass windows are taken from the U.S. & Canadian Fiberglass Window vendors' literatures. In addition, some of the claims are also from publications by the Consumer's Guide, Natural Resources Canada & U.S. Department of Energy.

         Following are some noteworthy quotes published regarding fiberglass frames:

          "Fiberglass frames . . . They have the highest R-values of all frames; thus, they are excellent for insulating and will not warp, shrink, swell, rot or corrode." U.S. Department Of Energy

          "Generally, well-designed fiberglass frames provide the best insulating value, . . . Fiberglass frames offer insulation and strength in low-profile, contributing to some of the highest energy ratings." R-2000 Windows. Natural Resources Canada

          "The best energy performance in window frames has been achieved using a fiberglass frame with foam insulation in the frame cavities." Consumer's Guide. Natural Resources Canada

Our product

         As  indicated  above,   fiberglass   provides  excellent  physical  and
mechanical properties desired for window frames. These properties include:

                  o        Low thermal conductivity;
                  o        Dimensional stability over temperature spectrum;
                  o        Resistance to moisture and corrosion;
                  o        Easy acceptance of color finishes;
                  o        High strength;
                  o        Light weight; and
                  o        Fire resistance.

         Our basic product will be protruded fiberglass window frames. Our frames will be made using various formulas with the precise mix of glass and resin to be determined by engineers working for each joint venture. Each geographic region will require modifications of this mixture. The determining factors are mostly local weather conditions and cost of raw materials.

         Because of the characteristics of our pultruded fiberglass, our choice of material is not only attractive for use as a single window framing material, but also in combination with other materials. These combination designs allow full utilization of specific advantages of other various materials, resulting in windows with unique qualities.

         The strength and dimensional stability of pultruded fiberglass also significantly reduces warping when used in tandem with other materials. Tests have shown that under identical loading conditions, doors with a pultruded fiberglass core experience about 80% less deflection than a comparable solid wood door. (Source: Manufacturer's literature)

         The main raw materials for making fiberglass windows are available everywhere in China. The main foreign supplier could be DuPont & Monsanto, but their unit price will be much higher than the local manufacturers, since China subjects all polyester materials to substantial import duties and sale taxes.

Manufacturing

         Consultations with our technical experts have determined that, upon successfully reaching an agreement with a Chinese partner to establish and operate a manufacturing plant, the following are the major required characteristics of such factory.

         The fiberglass used for our window frame materials are produced by pultrusion process. Pultrusion is a continuous molding process utilizing glass or fiberous reinforcement in a polyester or other thermosetting resin matrices.

Pre-selected reinforcement materials like fiberglass roving; mat or cloth are drawn through a resin bath where all the material is thoroughly impregnated with a liquid thermosetting resin. The wet-out fiberous laminate is formed to the desired geometric shape and pulled into the heated steel die. Once in the die, the resin cure is initiated by controlling precise elevated temperatures. The laminate solidifies in the exact shape of the cavity of the die as it is continuously pulled by the machine. The pultrusion process is an environmentally friendly closed process.

         The required energy used to produce a pultruded fiberglass profile is only about a 1/4 of that for steel and 1/6 of that for aluminum. The pultruding process ensures stability of dimension, precisely placed fibers and a smooth, closed surface. Coloring is possible by means of pigments.

         For production facilities, we intend to establish an alliance with a manufacturer that has developed the latest technology in pultrusion machines. While there are several manufacturers of this type of machinery, our preference is to reach an arrangement with one of the smaller companies. We currently are holding two offers. One is from a Canada based company which will charge us approximately US$200,000 for a machines that can pultrude fiberglass composites at a speed of two to three times faster than any machines currently available on the market. This machine is more modular than many of those of the competition, as it is designed as a series of rigid structural stress relieved modules, each module being dedicated to a specific task. In the event we do not have sufficient funding, we can purchase a less sophisticated machine from a China based company for approximately US$70,000. While the Chinese machine is not as quick as the Canadian machine, we believe that both machines produce products of similar quality.

The market

         The factual information quoted in this section is from the study undertaken by the China Building Material Industry, Planning and Research Institute

         With a population of over 1.2 billion and a rapid growth in its building industry, China has an enormous market for building products, including of course, door and window frames. In the past ten years, there have been over 10 billion square meters of completed building construction, consuming over 1.3 billion square meters of door and window frames. In 1995, 1.2 billion square meters of residential housing were completed in China, requiring over 180 million square meters of door and window frames.

         In 1996, the completed floor area of all types of construction in China was approximately 1.625 billion square meters, of which about 750 million square meters were for construction in urban areas and about 875 million square meters for construction in rural areas. For the area completed, approximately 1.225 billion square meters were for residential purposes.

         Based on the current industry norm, about 0.20 square meter of window would be required for every square meter of building and housing floor completed. This implies that the total annual consumption of windows in China is over of 300 million square meters. As the result, China has a huge market for windows.

         Due to the enforcement of the forestry conservation policy in China, use of wooden windows is prohibited in many areas. The use of steel windows has been gradually discontinued because of their poor functionality and poor insulation level. Aluminum windows have also many deficiencies, including poor insulation, and therefore are not widely used in the Northern and coastal areas in China. Plastic steel windows, the latest generation of window product after aluminum, have the characteristics of good appearance, good insulation, corrosion-resistance and vapor and waterproof. They are currently widely used and have become the main window product in China.

         Fiberglass windows have been recently introduced in China. They are the latest generation of windows in China. In comparison to plastic steel windows, fiberglass windows are stronger, have a lower expansion co-efficient, are more heat resistant, and are easier to clean. Fiberglass windows also do not require steel reinforcement like plastic steel window and their cost is competitive to that of plastic/steel windows. In 1998, we commissioned a business feasibility study, and the following expectations are derived from that report. We expect that the use of fiberglass windows will grow rapidly in the future in China as China introduces increasingly stringent energy conservation regulations. In fact, China recently introduced guidelines by the Chinese government that set a target to reduce energy consumption of housing by up to 50% within the next few years.

         In rural areas, wooden windows are still used. However, with the economic development and the increase in wealth among farmers, and with the enforcement of forestry conservation policy, many rural areas have begun to use more modern windows, such as plastic/steel and fiberglass windows.

         Besides requiring over 300 million square meters of windows for new construction in China, there is also a growing demand for windows in the renovation market, as more and more consumers want to renovate their homes. It is estimated that the total window market for both new constructions and renovations in China is over 500 million square meters. This means the demand for window frame materials, which include wood, steel, aluminum, plastic and fiberglass, is about 5 million tonnes annually. To meet this demand would require 1,000 factories with an average annual production output of 5,000 tonnes. The current annual production capacity of plastic window frames in China is less than 300,000 tonnes. For fiberglass, the capacity is less than 50,000 tonnes. The central Chinese government has issued several directives demanding the abolition, by year 2000, of the use of wood, steel, and aluminum as window frame materials, while recommending the use of plastic and fiberglass materials.

An announcement from the Chinese government some time in the next couple of months is anticipated that this directive is to become effective immediately. With the intended abolition of the wood, steel, and aluminum window, there exists a substantial growth potential for plastic and fiberglass windows. We believe that with their superior quality and competitive pricing, fiberglass windows will replace plastic windows in the future as the main window product in China.

Marketing and distribution

         In pursuing its business strategy in China, we will initially target the major urban centers, such as Beijing, Shanghai, Shenzhen and Nanning. Currently, all these centers are experiencing massive building programs in both commercial and residential sectors. Furthermore, these large centers are the most developed and open to the adaptation of new technology or products. More and more people in these centers are joining the middle class ranks and starting to buy their own homes. Many of these middle income people are demanding and accepting products of higher quality. We believe these large urban centers will be the highest potential and acceptance for fiberglass window and door products.

         We intend to market our products through our own joint venture marketing forces as well as through agents and state owned building materials retail companies. Initially, we will focus our marketing efforts in those major urban centers with strong housing construction activities.

         Distribution will be by railway and truck transportation. All large urban centers in China have a good network of rail and road systems.

Competition

         Fiberglass window frames are a new building material for China and there is currently little competition. The industry is in its initial development stage and thus has a very short history. The fiberglass window frame industry uses mostly domestic equipment and therefore, the quality of their products is not very high. A few plants import foreign pulling equipment, but do not have access to the latest technology. Thus their production is not promising. There are two currently existing fiberglass window production plants in China.

          o    Yao Hua Yin Lai Fiber Glass Door and Window LTD.

         Yao Hua Yin Lai Fiber Glass Door and Window LTD. is located in the city of Qin Huang Dao, Hebei Province. This company imported Canadian equipment and technology. It started to build its plant in March, 1999, and plant is expected to be completed and to be in operation by late spring 2000. The needed imported equipment is on the way and is expected to arrive in China around April, 2000. Total investment for this project is 29,920,000.00 RMB (approximately 3,605,000

US dollars). Annual production capacity of this plant is 100,000 m2 of fiber glass. The floor space for the plant is 4000 m2 . The investment also involved in building a small community in the surrounding plant area with school & living quarters.

         This plant is an equity joint venture between Chinese and foreign companies. The Chinese investors own 75% of the interests in the joint venture and the foreign party, a Canadian company, has 25% of the interests. The two parties purchased all equipment together and they imported two pultrusion machine production lines, 50 molds, a door and window assembly line and a painting line.

         This plant is the first plant of its kind in China that has imported a complete set of Canadian equipment and technology. However, it is not in operation yet. We cannot, as yet, tell their performance on the market. Our research shows that the market for their products is fairly promising.

     o     Beijing Fang Shan Fiber Glass Plant.

         Beijing Fang Shan Fiber Glass Plant is a cooperative company. It has almost 200 employees and covers about 4 acres of land. The main product of this plant is fiberglass water tanks. However, Beijing Fang Shan Fiber Glass Plant has been planning to build a production facility for fiberglass doors and windows since June, 1998. This plant invested 2,000,000.00 RMB (about 241,000 US dollars) and bought 4 domestic pultrusion machines, equipment and molds. Its annual production capacity is 70,000 m2 of fiberglass. After more than one year in construction & installation, the plant was officially put into operation in late1999. Beijing Dai Xing Jin Yuan Xiao Qu used 10,000 m2 of its fiberglass. Users of their products have generally had good comments on their output.

Government regulation

         Since this industry is involved with innovative building material products and high technology manufacturing, all levels of the Chinese government are encouraging its development. The central government also introduced regulation to promote its use, therefore, any additional government regulation is not expected to be a hindrance.

         Furthermore, the industry is creating many new jobs for the local economies, therefore, in some Chinese cities, there are many local tax incentives available to attract these types of businesses into the city. Under Chinese income tax regulations, a 33% income tax rate is normally applicable to a Sino-foreign joint venture. A typical Sino-foreign joint venture of a production nature is exempt from Chinese income tax for its first two profitable years, and receive a 50% reduction in income taxes for the third to fifth years.

         Any business in China is subjected to Chinese law and regulation. From our past working experience in China, the attractiveness of a joint venture with a Chinese partner is that most of approval process will be the responsibility of the prospective Chinese Partner.

         Most of the research and development work is being carried out in Canada currently. In the future, the joint venture Chinese partners will be involved in the in-depth marketing research.

         The product improvement or the manufacturing process might be done in China, but those activities are still three to five years away.

                                   Management

Officers and directors

Our officers and directors are as follows:

Name                         Age            Position

Ms. Annette Shaw             48             President, Chief Executive Officer,
                                            Director
Victor Sun                   58             Director
Robert E. Cenon              42             Vice President

Ms. Annette Shaw, Director, CEO, and President

         Ms. Shaw, one of our founders, has worked both in the private and public sectors, and has held various management positions. In 1990, she established the groundwork for this company by forming her own business to develop and finance projects in the Far East. From 1992 to 1997 she worked for the Planned Parenthood Ass. of San Mateo County as manager of claims processing, while still developing her Far East interests. She has established strong and close relationships with many contacts in both the private and government sectors in China and Taiwan. This extensive experience and entrepreneurial spirit is the basis for our development and potential implementation of joint ventures and strategic partnerships. From 1997 to early 1999, she was the Chairman and CEO of Sino-Canadian Resources Ltd., a non-reporting Bulletin Board company seeking to develop gold mining in China. Ms. Shaw has a B.A. in Business Administration from University of Windsor, Ontario, Canada in 1979.

Mr. Victor Sun, Director

Victor Sun is one of our co-founders and is a Professional Engineer with over 28 years of engineering and management experience. Mr. Sun was with Lafarge Cement for 14 years, from August 1971 to September 1986, where he directed the design of control and automation systems for all new and rehabilitation projects. In the late 1970's, he initiated the cement consulting market in China for Lafarge Consultants with the Fa Yuan project and established a co-operative relationship with a major cement design and research institute in China. He worked for Monenco Agra from Sept 1987 to August 1997 as the instrumentation discipline engineer of the Hibernia Off Shore Platform Project. From 1996 to 1999, he served as Vice President of Asia Pacific Concrete Inc. (Calgary exchange: symbol
AFI), of Calgary, Alberta, a business involved in development with Chinese partners of cement and concrete projects in China. His experience in developing business with China's cement industry dates back 18 years while being employed by Lafarge. Since helping establish the China Pacific Industrial Corporation
(CPIC), a private investment company with holdings in Canada and China, he has continued to establish relations with contacts in China and has been instrumental in developing CPIC's potential joint venture projects.

Mr. Robert E. Cenon, Vice-President

Mr. Cenon has a degree in business communications from the University of East Manila, Philippines. He began his career as a credit analyst for the State Compensation Insurance Fund, in its San Francisco office in 1987, where he still maintains a full time position. He experienced and worked in all major aspects of the insurance, investment and finance world over the past thirteen years. His last three years have focused on performing the duties of an Associate Information System Analyst for the State Compensation Insurance Fund, where his duty involved technical support on all activities to computer database, on-line products and Internet/Intranet website. He has developed and used many contacts and relationships with investors and brings this important and valuable resource to us.

Indemnification of directors and officers

         Our By-Laws includes certain provisions permitted by the Delaware General Corporation Act whereby our officers and directors are to be indemnified to the maximum extent permitted by law. These provisions of the By-Laws have no effect on any director's liability under Federal securities laws or the availability of equitable remedies, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employee or agents where indemnification might be required or permitted. We are unaware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Compensation of directors

         Directors do not receive any compensation for their service as members of the board of directors.

                          Security ownership of certain
                        beneficial owners and management

         The following table sets forth, as of December 31, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

         o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

         o     each of our officers and directors and

         o     all of our officers and directors as a group.

         Each   stockholder's   address  is  c/o  Avic  Technologies  Ltd.,  445
St-Francis Xavier St., Montreal, Quebec H4X 2C9. Our telephone number is (514) 844-3510.


                                            Number of
                                            Shares Owned         Current       Post-Offering
Name                                        Beneficially         % of Total    % of Total

Annette Shaw                                4,700,000               38.46        35.18
Victor Sun                                  1,020,000                8.35         6.55
Robert E. Cenon                                40,000                0.33         0.08
Alan Chan                                     788,000                6.45         4.47
All directors and Officers
as a Group( 3 persons)                      5,760,000               47.13        40.99


                             Executive compensation

         From inception through the fiscal year ended December 31, 1999, no compensation was paid to any of our executive officers.

         On June 30, 2000, we issued to Annette Shaw and Victor Sun, 200,000, and 400,000 common shares, respectively, in lieu of salaries owed for the period January 1, 2000 to June 30, 2000.

         During the six months between July 1, 2000 and December 31, 2000, we recorded $30,000 of compensation expense arising from services provided by

Annette Shaw and Victor Sun; such amount is included in accrued and other liabilities as of December 31, 2000.

                 Certain relationships and related transactions

         We lease office space and secretarial support from an entity owned by Mr. Louis Ladouceur, one of our minority shareholders, under a lease agreement requiring monthly payments of $3,500 through March 31, 2001. Total rent paid under this agreement during the period March 4, 1999 to December 31, 2000 was $73,500.

         On December 2, 1999, we issued 320,000 shares of common stock to Asia Internet Inc. as consideration for web design services at a rate of $.10 per share. The web site will keep our investors informed on the progress of this project, disseminate information about the company's products and services, and serve as a general tool for communication. The entity is majority owned by Ms. W.C. Shih who was not a shareholder of the Company at that time. Mr. Sun, one of our directors, owns less than 10% of this entity and is neither an officer or a director of this entity. The services were valued at $32,000, which we believe is a fair price for such services.

         On December 2, 1999, we issued 288,000 shares of common stock to A. Chan & Associates Inc., a less than 5% shareholder of the Company, as consideration for equipment appraisal services at a rate of $.10 per share. The services were valued at $28,800, which we believe is a fair price for such services.

         On December 2, 1999, we issued 235,000 shares of common stock to an entity owned by one of our founding stockholders as consideration for consulting services related to our search for a joint venture partner in China. The services were valued at $23,500, which we believe is a fair price for such services.

         During the period March 4, 1999 (date of incorporation) to December 31, 1999, we paid $38,500 for consulting services to BDV International, an entity owned by a family member of Mr. Sun, one of our directors and stockholders. We believe this was a fair price for such services.

         In connection with a Regulation S offering, the Company paid consulting fees of approximately $36,000 to a company partially owned by a spouse of Mr. Sun, one of our directors and stockholders.

         During  the  three  months  ended   September  30,  2000,  we  borrowed
approximately $20,000 from two of our stockholders. The notes, which were unsecured, and accrued interest at the rate of 12% per annum, were repaid, along with accrued interest of approximately $500 on December 31, 2000.

         On June 30, 2000, we issued to Annette Shaw and Victor Sun, 200,000 and 400,000 shares, respectively, in lieu of salaries owed for the period January 1, 2000 to June 30, 2000. We have also accrued $30,000 compensation to these individuals for management services rendered on our behalf during the period July 1, 2000 to December 31, 2000.

         During 2000, we incurred consulting fees of $24,960 from two of our stockholders (one of whom is also a director). We have paid $9,180 of such remaining balance of $15,780 is included in accrued and other liabilities as of December 31, 2000.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

         Our By-Laws require us to indemnify any and all persons who may serve or who have served at any time as directors or officers as well as employees or agents, or who, at the request of the board of directors, may serve, or at any time have served as directors, officers, employees or agents of another corporation. Indemnification is required to the full extent permitted by the General Corporation Law of Delaware as it may from time to time be amended.

         Our By-Laws also require indemnification in the event of a derivative claim of persons who were our officers, directors, employees or agents or of another enterprise if the person was serving at the request of the board of directors as an employee or agent of that enterprise. Indemnification is also permitted as provided under Delaware law except in cases of gross negligence or willful misconduct.

         We may purchase and maintain insurance for the benefit of any person as provided in our By-Laws and to the extent permitted by Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

         Our authorized capital stock consists of 50,000,000 shares of Common Stock, $.0001 par value. As of December 31, 2000, there were 12,221,000 shares of Common Stock outstanding, which were held by approximately 57 stockholders of record.

Common stock

         Subject to legal and contractual restrictions on payment of dividends, the holders of our common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Transfer agent and registrar

         The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan Blvd # 1, Boulder City, Nevada 89005-2100. The transfer agent charges $15 to issue a stock certificate. This means that in the event you want to sell your shares, there will be an additional $15 fee on top of your other transactional costs. This fee is fairly standard and is usually, although not always, absorbed by the broker In the event your broker does not pick up this fee, it will reduce your net profits from any sale.

Dividend policy

         Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares available for future sale

         On the date of this Prospectus, all 6,565,000 shares included in this Prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 5,656,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below.

Commencing at various dates, these shares may be sold to the public without any volume limitations.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              Plan of distribution

         The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent. The compensation as to a particular broker-dealer may be in excess of customary compensation. Broker-dealers may not act as a principle in the sale of any of the shares sold through this prospectus.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

                  We are registering

                  o shares of common stock purchased by investors in our 1999 private placement offerings, and
                  o a portion of the shares of common stock owned by our founders.

         Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered hereby, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to that of us.

         Except as indicated in the footnotes to the table below, none of the selling stockholders, including the principals of any entities, has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December 1999.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.




                                                                  Shares Beneficially Owned

Name of Selling Security Holder                          Before                                    After
                                                         Offering                 Offering         Offering
                                                      -------------------------------------------------------

Annette Shaw (1)                                              4,700,000            400,000         4,300,000
Robert E. Cenon (2)                                              40,000             30,000            10,000
Victor I. H. Sun (3)                                          1,020,000            320,000           700,000
Alan Chan (4)                                                   500,000            200,000           300,000
C.P. Lee                                                        250,000            250,000                 0
Janet Lee                                                       250,000            250,000                 0
Ed Tam                                                          125,000            125,000                 0
Gerry Peacock                                                    75,000             75,000                 0
Norman Kwong                                                    250,000            250,000                 0
Bradly Kwong                                                    250,000            250,000                 0
Dennis Nikirk                                                   200,000            200,000                 0
Francis Leong                                                   250,000            250,000                 0
Louis H. Ladouceur                                              250,000            250,000                 0
Mei Yueh Chou                                                   475,000            475,000                 0
David Amsel                                                     150,000            150,000                 0
Yik Ching Sun                                                   250,000            250,000                 0
Hong Gang                                                       240,000            240,000                 0
1688 Investissement Inc. (5)                                    330,000            230,000           100,000
Brian Riordan                                                    10,000             10,000                 0
Yaohua Wang                                                      15,000             15,000                 0
Easter Kwong                                                     10,000             10,000                 0
Kenneth Wong                                                     10,000             10,000                 0
Lily Tu                                                          10,000             10,000                 0
Chang Yu Shao                                                   100,000            100,000                 0
Solomon Bierbrier                                                34,000             34,000                 0
Zaven Darakjian                                                  20,000             20,000                 0
324966 Alberta Ltd.                                              35,000             35,000                 0
Walter Wlasenko                                                  10,000             10,000                 0
Jia Ming Liu                                                     20,000             20,000                 0
Charles S.M. Mak                                                 20,000             20,000                 0


Asia Internet Inc. (6)                                          320,000            320,000                 0
Michael L. Pang                                                  10,000             10,000                 0
Claude Filion                                                    50,000             50,000                 0
Dr. Mauice Houde                                                 50,000             50,000                 0
Cielo D. Cenon                                                   10,000             10,000                 0
Gordon Ching                                                     20,000             20,000                 0
Samson Lau                                                       10,000             10,000                 0
George Ching                                                     10,000             10,000                 0
Elisa Ching                                                      10,000             10,000                 0
Stephen T. Minamide                                              10,000             10,000                 0
Alan Riendeau                                                    12,000             12,000                 0
A. Chan & Associates                                            288,000             42,000           246,000
Kit Chan                                                         20,000             20,000                 0
Stephanie Ho Lem                                                  5,000              5,000                 0
Winnie Shih                                                     210,000            210,000                 0
Dynamic Concept Investment Ltd.                                 235,000            235,000                 0
Olivia De Santos                                                 10,000             10,000                 0
TTY Systems Inc. (7)                                            300,000            300,000                 0
Douglas C. Tom                                                   10,000             10,000                 0
Andre Labranche                                                  10,000             10,000                 0
Maryse Leblond                                                   20,000             20,000                 0
Sun Consultant Inc. (8)                                         180,000            180,000                 0
Yik Yiu Sun (9)                                                 225,000            225,000                 0
Patricia Medina                                                 124,000            124,000                 0
Ron Guttman                                                      25,000             25,000                 0
Chou Chin Lung                                                  148,000            148,000                 0

                        TOTALS:                              12,221,000          6,565,000

(1)      One of our officers and directors.
(2)      One of our officers.
(3)      One of our directors.
(4)      One of our consultants and owner of A. Chan & Associates.
(5) Owned 48% by Mr. Sun's spouse. Mr. Sun disclaims any beneficial interest in these shares.
(6) Owned 8% by Mr. Sun. Mr. Sun disclaims any beneficial interest in these shares.
(7) Owned by Mr. Sun's brother. Mr. Sun disclaims any beneficial interest in these shares.
(8)      Owned by Mr. Sun.
(9) Mr. Sun's sister. Mr. Sun disclaims any beneficial interest in these shares.

                                  Legal matters

         Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                              Available information

         Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                     Financial Statements as of and for the
                          year ended December 31, 2000,
                            the period March 4, 1999
                  (date of incorporation) to December 31, 1999
              and the period March 4, 1999 (date of incorporation)
                              to December 31, 2000
                                       and
                          Independent Auditors' Report

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                                     Pages

Independent Auditors' Report                                                         F-2

Financial Statements:

       Balance Sheet as of December 31, 2000                                         F-3

       Statements of Operations for the year ended December 31, 2000, the period
        March 4, 1999 (date of incorporation) to December 31, 1999 and the
        period March 4, 1999 (date of incorporation) to December 31, 2000            F-4

      Statements of Stockholders' Equity for the year ended December 31, 2000 and the period March 4, 1999 (date of  incorporation) to December 31,
       1999                                                                          F-5

      Statements of Cash Flows for the year ended December 31, 2000, the period March 4, 1999 (date of incorporation) to December 31, 1999 and the period March 4, 1999 (date of incorporation) to December
        31, 2000                                                                     F-6

       Notes to Financial Statements                                                 F-7


INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Avic Technologies Ltd.:

We have audited the accompanying balance sheet of Avic Technologies Ltd. (the "Company"), a development stage enterprise, as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, the period March 4, 1999 (date of incorporation) to December 31, 1999 and the period March 4, 1999 (date of incorporation) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, the period March 4, 1999 (date of incorporation) to December 31, 1999 and the period March 4, 1999 (date of incorporation) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. This factor raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Kingery, Crouse & Hohl, P.A.
KINGERY, CROUSE & HOHL, P.A.

February 12, 2001

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                      BALANCE SHEET AS OF DECEMBER 31, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ASSETS

    Cash and cash equivalents                                        $ 77,957
    Accounts receivable                                                 7,392
                                                                 --------------
                                                                 --------------

TOTAL                                                                $ 85,349
                                                                 ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Accrued and other liabilities                                    $ 58,580
    Advance from stockholder                                            2,500
                                                                 --------------
         Total liabilities                                             61,080
                                                                 --------------

STOCKHOLDERS' EQUITY:
    Common stock - $.0001 par value: 50,000,000 shares
      authorized; 12,221,000 shares issued and
outstanding                                                             1,222
    Additional paid-in capital                                        376,489
    Deficit accumulated during the development stage                 (353,442)
                                                                 --------------

             Total stockholders' equity                                24,269
                                                                 --------------

TOTAL                                                                $ 85,349
                                                                 ==============


See notes to financial statements.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS


------------------------------------------------------------- -------------------- --- ---------------------- --- ------------------

                                                                                         For the period             For the period
                                                                                        March 4, 1999               March 4, 1999
                                                                   For the                  (date of                   (date of
                                                                year ended             incorporation) to          incorporation) to
                                                                December 31,              December 31,                December 31,
                                                                     2000                       1999                      2000
                                                              --------------------     ----------------------     ------------------
                                                                                       ----------------------     ------------------

REVENUES:
   Consulting                                                    $  47,694                $          -                $  47,694
   Interest                                                          2,869                           -                    2,869
                                                              --------------------     ----------------------     ------------------
         Total revenues                                             50,563                           -                   50,563
                                                              --------------------     ----------------------     ------------------

EXPENSES (substantially all related party):
   Officer and director compensation:
      Stock based                                                   60,000                           -                   60,000
      Other                                                         30,000                           -                   30,000
   Professional and consulting fees                                 58,772                     112,052                  170,824
   Website design                                                        -                      32,000                   32,000
   Rent                                                             42,000                      31,500                   73,500
   Other                                                            20,902                      16,779                   37,681
                                                              --------------------     ----------------------     ------------------
         Total expenses                                            211,674                     192,331                  404,005
                                                              --------------------     ----------------------     ------------------
NET LOSS                                                       $  (161,111)               $   (192,331)            $   (353,442)
                                                              ====================     ======================     ==================
NET LOSS PER SHARE - Basic and diluted                          $     (.01)               $       (.02)            $       (.03)
                                                              ====================     ======================     ==================
                                                              ====================     ======================     ==================
Weighted average number of shares outstanding                   11,973,500                   9,930,800               11,060,500
                                                              ====================     ======================     ==================
                                                              ====================     ======================     ==================
------------------------------------------------------------- -------------------- --- ---------------------- --- ------------------


See notes to financial statements.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
           MARCH 4, 1999 (DATE OF INCORPORATION) TO DECEMBER 31, 1999

------------------------------------------ --------------- --- ------------ -- ---------- --- -------------- -- ---------------- --
                                                                                                         Deficit
                                                                                                        Accumulated
                                                                   Additional                           During the
                                         Common Stock                Paid-in        Subscription        Development
                                    Shares            Value          Capital         Receivable            Stage             Total
                                 -------------     ------------    ------------     --------------    ----------------    ----------

Balances, March 4, 1999 (date of
  incorporation)                           0          $    0         $    0            $      0          $    0              $   0

Proceeds from the issuance of
  common stock:
     At $0.0001 per share          8,000,000             800                                                                   800
     At $0.10 per share            2,778,000             278        277,522              (2,980)                           274,820

Stock issuance costs                                                (45,189)                                               (45,189)

Issuance of common stock in
  exchange for services rendered     843,000              84         84,216                                                 84,300

Net loss for the period March 4, 1999
  (date of incorporation) to December
  31, 1999                                                                                             (192,331)          (192,331)
                                -------------     ------------    ------------     --------------   ----------------    -----------
                                -------------     ------------    ------------     --------------   ----------------    -----------

Balances, December 31, 1999       11,621,000           1,162        316,549              (2,980)       (192,331)           122,400


Issuance of common stock in
  exchange for services rendered     600,000              60         59,940                                                 60,000

Collection of subscription receivable                                                     2,980                              2,980

Net loss for the year ended
  December 31, 2000                                                                                    (161,111)          (161,111)
                                -------------     ------------    ------------     --------------    ----------------    ----------
Balances, December 31, 2000       12,221,000        $  1,222       $376,489             $     0      $ (353,442)         $  24,269
                                =============     ============    ============     ==============    ================    ==========


See notes to financial statements.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

------- ------------------------------------------------------------------ --------------------- -- -------------------- -- --------

                                                                                            For the period          For the period
                                                                                           March 4, 1999            March 4, 1999
                                                                       For the                 (date of                (date of
                                                                      year ended          incorporation) to       incorporation) to
                                                                     December 31,            December 31,             December 31,
                                                                         2000                      1999                   2000
                                                                 ---------------------    --------------------    ------------------
                                                                 ---------------------    --------------------    ------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                 $    (161,111)              $ (192,331)            $  (353,442)
        Adjustments reconcile net loss to net cash used
           in operating activities:
        Stock based compensation                                        60,000                   84,300                 144,300
        Increase in accounts receivable                                 (7,392)                       -                  (7,392)
        Increase in accrued and other liabilities                       58,580                        -                  58,580
                                                                  ---------------------    --------------------    -----------------
NET CASH USED IN OPERATING ACTIVITIES                                  (49,923)                (108,031)               (157,954)
                                                                  ---------------------    --------------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Loan made                                                            -                  (25,000)                (25,000)
        Repayment of loan                                               15,000                   10,000                  25,000
                                                                  ---------------------    --------------------    -----------------
NET CASH PROVIDED BY (USED IN) INVESTING                                15,000                  (15,000)                     -
   ACTIVITIES                                                     ---------------------    --------------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Loans from stockholders                                         20,146                   20,146                      -
        Advance from stockholder                                             -                    2,500                  2,500
        Repayments of loans from stockholders                          (20,146)                       -                (20,146)
        Cash paid for stock issuance costs                                   -                  (45,189)               (45,189)
        Cash received from stock subscription                            2,980                        -                  2,980
        Proceeds from the issuance of common stock                           -                  275,620                275,620
                                                                  ---------------------    --------------------    -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                2,980                  232,931                235,911
                                                                  ---------------------    --------------------    -----------------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                         (31,943)                 109,900                 77,957

CASH AND CASH EQUIVALENTS, BEGINNING OF
   PERIOD                                                              109,900                        -                      -
                                                                  ---------------------    --------------------    -----------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  77,957               $  109,900             $   77,957
                                                                  =====================    ====================    =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION - Interest paid (no income taxes paid)                $     460               $        -             $        -
                                                                  =====================    ====================    =================

------- ------------------------------------------------------------------ --------------------- -- -------------------- -- --------


See notes to financial statements.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Avic Technologies Ltd., Inc. ("we", "us", "our") was incorporated under the laws of the state of Delaware on March 4, 1999. We currently are considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7. We intend to participate in the building industry in China and other parts of Asia by offering consulting services to contractors, and by establishing joint ventures for the production and marketing of fiberglass window frames. Our planned principal operations have not yet commenced, therefore most of our accounting policies and procedures have not yet been established.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Actual results could differ significantly from those estimates.

Revenue Recognition

We record revenues as services are rendered.

Reclassifications

Certain amounts in the 1999 financial statements have been reclassified to conform with the 2000 presentation.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred a net loss of approximately $346,000 for the period March 4, 1999 (date of incorporation) to December 31, 2000, and will require a significant amount of capital to commence our planned principal operations and proceed with our business plan. Accordingly, our ability to continue as a going concern is dependent upon our ability to secure an adequate amount of capital to proceed with our business plan and finance our operations. We hope to secure additional financing, which may include borrowings from current stockholders, however there is no assurance that we will be successful in these efforts. In the event we are unable to secure additional financing, we may seek alternative funding sources, and may have to defer and/or adjust our focus, and the expenditures currently anticipated in our business plan. These factors among others may indicate that we may be unable to continue as a going concern for a reasonable period of time. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The receivable, and all of our consulting revenues, resulted from billings to one customer located in China. We perform ongoing credit evaluations of our clients and generally do not require collateral.

With respect to cash and cash equivalents, we maintain all of our cash and cash equivalents in deposit accounts with a high quality financial institution, which deposit accounts at times may exceed insured limits. We have not experienced any losses in such accounts.

NOTE D - NOTE RECEIVABLE

In 1999, we loaned $25,000 to an unrelated entity. The note, which has been repaid, was non-interest bearing, unsecured, due on demand and required the borrower to issue 10,000 shares of its common stock to us. No value has been ascribed to these shares in the accompanying financial statements because of the uncertainty as to any future realization.

NOTE E  - INCOME TAXES

During the year ended December 31, 2000 and the period March 4, 1999 (date of incorporation) to December 31, 1999, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statements of operations.

At December 31, 2000, we had a net operating loss carryforward of approximately $263,000 for income tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2020. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because we established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

Temporary differences arise primarily from certain accrued liabilities which are not deductible for income tax purposes until they are paid.

NOTE F  - NET LOSS PER SHARE

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. As of December 31, 2000 and 1999, there were no common equivalent shares outstanding; as such basic and diluted net loss per share are identical.

NOTE G  - PROPOSED COMMON STOCK OFFERING

We have filed a registration statement with the Securities and Exchange Commission, which will enable various shareholders to offer to sell 7,111,000 shares of the common stock they own in our company (we will not receive any part of the proceeds from the sale of any of these shares). We have agreed to pay all expenses associated with the registration of the shares and the printing of the prospectus. We anticipate at the ultimate total expense paid for the selling stockholders under this arrangement will approximate $60,000.

NOTE H - RELATED PARTY TRANSACTIONS (ALSO SEE NOTE G)

During the three months ended September 30, 2000, we borrowed approximately $20,000 from two of our stockholders. The notes, which were unsecured, and accrued interest at the rate of 12% per annum, were repaid along with accrued interest on December 31, 2000. Total interest paid to these stockholders approximated $500.

During the year ended December 31, 2000, we incurred consulting fees of $24,960 from two of our shareholders (one of whom is also a Director) of which $15,780 is included in accrued and other liabilities as of December 31, 2000

In June 2000, we issued 200,000 shares of our common stock to our Chief Executive Officer and 400,000 shares of our common stock to one of our Directors as consideration for services rendered on our behalf during the six months ended June 30, 2000. The fair market value assigned to these shares was based on the latest sales of our stock ($0.10 per share). No amounts were ascribed to services provided individuals prior to January 1, 2000 as we engaged and directed consultants to perform the majority of the services we required; accordingly we believe the value of services was not significant during the period March 4, 1999 (date of incorporation) to December 31, 1999. In addition, accrued and other liabilities at December 31, 2000 includes $30,000 owed to these individuals for services rendered during the period July 1, 2000 to December 31, 2000.

We lease our office space and secretarial support from an entity owned by one of our stockholders under a lease agreement, which requires monthly payments of $3,500. Total rent paid under this agreement (which is currently on a month to month basis) during each of the periods included in the accompanying statements of operations was $42,000, $31,500 and $73,500, respectively.

During the period March 4, 1999 (date of incorporation) to December 31, 1999, we issued 843,000 shares of our common stock as consideration for the following services, which were provided by entities in which various stockholders have ownership interests:


                                                                                               Date
     Description of Service             Value of Service     Share Price    Shares Issued      Issued
----------------------                  ----------------     -----------     -------------      ------

     Website Design                         $32,000              $0.10          320,000        12/2/99
     Equipment Appraisal                     28,800              $0.10          288,000        12/2/99
     Search for Joint Venture Partners       23,500              $0.10          235,000        12/2/99

              Totals                        $84,300                             843,000
                                            =======                             =======


The value of these services, which was based on the number, and fair value, of shares issued (share prices represent the price at which other shares were sold at the date the services were rendered), has been included in various expenses in the accompanying statement of operations.

During the period March 4, 1999 (date of incorporation) to December 31, 1999, we paid $38,500 for certain consulting services to an entity owned by a family member of one of our directors and stockholders.

In connection with a Regulation S offering, we paid fees of approximately $36,000 to a company partially owned by a spouse of one of our directors and stockholders. Because the costs related to the sale of our stock, they have been reflected as a reduction of stockholders' equity in the accompanying financial statements.

NOTE I - LETTER OF INTENT

We have entered a letter of intent with a Chinese company to establish a joint venture for the purpose of producing fiberglass window and doorframes. Pursuant to terms of the letter of intent, we have agreed to fund approximately $506,000 (or 60%) of the total anticipated investment cost. Of this amount, approximately $217,000 is expected to be funded through a loan that we have agreed to arrange on the joint venture's behalf. The joint venture is anticipated to have a life of 20 years, and both of the venturers have agreed to shoulder the risks jointly.
                                      F-10


You should only rely on the information contained in this
document or other information that we refer you to.
We have not authorized anyone to provide you
with any other information that is different . You
should note that even though you received a copy  of                     6,565,000 Shares of Common Stock
this Prospectus, there may have been changes in our
affairs since the date of this Prospectus.  This
Prospectus does not constitute an offer to sell
securities in any jurisdiction in which such offer
or solicitation is not authorized
                                                                              AVIC TECHNOLOGIES LTD.


TABLE OF CONTENTS                          PAGE


Risk Factors                                2
Special Note Regarding                                                              PROSPECTUS
    Forward-Looking Statements              7
Summary Historical Financial
    Information                             8
Plan of Operations                          9
Use of Proceeds                            12
Business                                   13
Management                                 20
Security Ownership of Certain
    Beneficial Owners and Management       22
Executive Compensation                     22
Certain Relationships and
    Related Transactions                   23
Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                          23
Description of Securities                  23
Plan of Distribution                       25
Selling Stockholders                       26
Legal Matters                              28
Available Information                      29
Index to Financial Statements............. F-

                                                                                _____________ , 2000


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee...........                       $    196
Accountants' Fees................................                       $ 12,000
Legal Fees.......................................                       $ 20,000
Company's Administrative Expenses................                       $ 20,000
Printing and engraving...........................                       $  5,000
Miscellaneous....................................                       $  2,804

TOTAL                                                                   $ 60,000

Item 14.  Indemnification of Directors and Officers.

         Our By-Laws includes certain provisions permitted pursuant by the Delaware General Corporation Act whereby our officers and directors are to be indemnified against certain liabilities. These provisions of the By-Laws have no effect on any director's liability under Federal securities laws or the availability of equitable remedies, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employee or agents where indemnification might be required or permitted. We are unaware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

Item 15. Recent Sales of Unregistered Securities

         In March 1999, Registrant sold an aggregate of 8,000,000 shares at par value to 16 purchasers. All of shares were restricted and were issued pursuant to the exemptions from registration contained in Regulation S (for sales outside the United States to 13 non-U.S. persons) and Regulation D, Rule 506 (for sales to 3 accredited investors).

         Between May 1, 1999 and December 31, 1999, Registrant sold 2,778,000 common shares, at a price of $0.10 per share for aggregate gross proceeds of $277,800, to 55 investors (including 13 existing shareholders who purchased more stock). All of the shares were restricted and were issued pursuant to the exemptions from registration contained in Regulation S (for sales outside the United States to 51 non-U.S. persons) and Regulation D, Rule 506 (for sales to 4 sophisticated investors, previously known to the Registrant and whom the Registrant knows to have experience in evaluating and investing in private companies).

         During December 1999, Registrant issued an aggregate of 843,000 shares to 3 entities as payment for services. The shares were valued at $.10 per share and were issued pursuant to the exemption contained in Regulation S to non-US entities.

         On June 1, 2000, Registrant issued 400,000 and 200,000 shares of its common stock to its CEO and one of its directors, respectively, in lieu of salary. The shares were valued at $.10 per share and were issued pursuant to the exemption contained in Regulation D, Rule 506, as both recipients are accredited investors.

Item 16.  Exhibits and Financial Statements Schedules.

           3.1       Certificate of Incorporation
           3.2       By-Laws
           4.1       Specimen Common Stock Certificate
           5         Opinion of Heller, Horowitz & Feit, P.C.
           10.1      Lease Agreement
           10.2      Consulting Agreement with A. Chan & Associates, Inc.
           10.3      Letter of intent with Proneq Inc.
           10.4      Letter of intent with Pronitec Investments Ltd.
           10.5      Letter of intent with Topmost Universal Co. Ltd.
           10.6      Letter of intent with Huacheng Nav&Com Corp.
           10.7      Letter of Intent with ABB China Ltd.
           10.8      Letter of intent with Wise Creation Technology Limited
           10.9      Letter of Intent with Alpha-Gen Financial Group*
           10.10     Letter of Intent with ShenZhen LiZheng Feng Industrial
                     Co., Ltd.*
           23.1      Consent of Heller, Horowitz & Feit, P.C.
                    (included in the Opinion filed as Exhibit 5)
           23.2      Consent of Kingery, Crouse & Hohl, P.A.*
           27        Financial Data Schedule*

----------------------------
* Filed herewith. All other exhibits previously filed.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iv) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 9th day of May 2001.

                                     AVIC TECHNOLOGIES LTD.



                                  By:/s/Annette Shaw
                                      Annette Shaw, President and CEO

         In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                  Title                     Date


/s/Annette Shaw
Ms. Annette Shaw           President, Chief          May 9, 2001
                           Executive Officer
                           and Director

/s/Victor I. Sun
Victor I. Sun              Director                  May 9, 2001